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EXHIBIT 3.5

CERTIFICATE OF FORMATION

OF

PACIFIC ENERGY GROUP LLC

        The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

        1.    The name of the limited liability company is Pacific Energy Group LLC.

        2.    The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        Executed this 1st day of August, 2001.

/s/ Lynn T. Wood
Lynn T. Wood, Authorized Person

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CERTIFICATE OF FORMATION OF PACIFIC ENERGY GROUP LLC